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                       SECURITIES AND EXCHANGE COMMISSION


                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                                November 10, 1998
                Date of Report (Date of earliest event reported)


                              TRUSTMARK CORPORATION
             (Exact name of registrant as specified in its charter)


Mississippi                       0-3683                         64-0471500
(State or other           (Commission File Number)             (IRS Employer
jurisdiction of                                              Identification No.)
incorporation)



                             248 East Capitol Street
                                Jackson, MS 39201
          (Address, including zip code, of principal executive office)


                                 (601) 354-5111
              (Registrant's telephone number, including area code)

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Item 5.  Other Events.

On Tuesday, November 10, 1998, Trustmark Corporation's Board of Directors authorized the repurchase of up to 7.5%, or approximately 5.46 million shares, of the Corporation's common stock. The repurchase program, which is subject to market conditions and management discretion, will be implemented through open market purchases or privately negotiated transactions.

Trustmark also announced a 27% increase in its regular  quarterly  dividend from
8.25 cents to 10.5 cents per share. The Board of Directors declared the dividend payable on December 15, 1998, to shareholders of record as of December 1, 1998. This action raises the annual dividend rate from 33 cents to 42 cents per share.

In making these announcements, Richard G. Hickson, Trustmark's President and Chief Executive Officer said "The decisions to initiate this repurchase program and to significantly increase our dividend are votes of confidence in the inherent value in Trustmark shares."

Trustmark Corporation, whose stock is traded on the NASDAQ exchange (TRMK), is the parent company of Trustmark National Bank which is headquartered in Jackson, Mississippi. Trustmark National Bank operates 140 branch locations and 147 ATMs in Mississippi.

To the extent that statements in this report relate to the plans, objectives or future performance of Trustmark Corporation, these statements may be deemed to be forward looking statements. Such statements are based on management's current expectations and the current economic environment. Actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties. Additional discussion of factors affecting the company's business and prospects is contained in its periodic filings with the Securities and Exchange Commission.


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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              TRUSTMARK CORPORATION


BY:   /s/ Frank R. Day                        BY:   /s/ Richard G. Hickson
      -----------------------------                 ----------------------------
      Frank R. Day                                  Richard G. Hickson
      Chairman of the Board                         President & Chief
                                                    Executive Officer

DATE: November 12, 1998                       DATE: November 12, 1998


BY:   /s/ Gerard R. Host
      -----------------------------
      Gerard R. Host
      Treasurer
      (Chief Financial and
      Accounting Officer)

DATE: November 12, 1998